Exhibit 10.64

Private & Confidential	February 8, 2018

To: <First_Name> <Last_Name>

Teva Global ID: <GID>

Subject: 2018 Annual Bonus Plan for Employee Office Holders

Dear <First_Name>,

I would like to inform you that your eligibility for annual cash bonus for 2018 will be based on the following scheme:

EPS: non-GAAP earnings per share as reported in the Teva Pharmaceutical Industries, Ltd. annual report on form 10-K, vs. AOP target

•	Weight = 50%

•	Cap = maximum achievement of 120%

•	Super-measure: achievement of less than 85% of target Non-GAAP EPS will not entitle employees to Annual Bonus.

FCF (Free Cash Flow): cash from operations as reported in the Teva Pharmaceutical Industries Ltd. audited financial statements net of CAPEX, vs. AOP target

•	Weight = 25%

•	Cap = maximum achievement of 120%

•	Super-measure: achievement of less than 85% of FCF target will not entitle employees to Annual Bonus.

Individual Performance:

•	Weight = 25%

•	Linked to performance evaluation ratings, each of which has an individual performance range:

Scaled Performance Result:

In the range of 0% to 200%, determined by scaling the performance result up/down at a ratio of 1:5 (5% for each percentile change in performance).

Private & Confidential	February 8, 2018

Threshold:

Achievement of less than 85% of performance (weighted result before scaling) will not entitle office holders to Annual Bonus (achievement of 85% of performance will result in 25% after scaling).

Annual Base Salary (ABS): the eligible salary which is used for the Annual Bonus calculation and payout.

Target Bonus: 100%.

Notes:

•	All components shall be calculated on a prorated basis (for example the Annual Base Salary in case of working less than a full year or salary change)

•	Subject to your employment agreement, the Annual Bonus is and shall remain subject to your continued employment at the date of payout, the Compensation Policy and other company policies, including but not limited to clawback provisions, and to any applicable law

•	The Annual Base Salary shall not include any statutory allowances, benefits or perquisites

•	Teva reserves the right to amend or discontinue the plan at any time

We strongly believe in the company and in your contribution to its success. We look forward to your continued commitment towards Teva’s short and long-term strategic goals.

Sincerely,

/s/ Kåre Schultz
Kåre Schultz President and Chief Executive Officer